Exhibit 99.1

TREAN INSURANCE GROUP PROMOTES JULIE BARON TO PRESIDENT AND CHIEF

OPERATING OFFICER AND NICHOLAS VASSALLO TO CHIEF FINANCIAL OFFICER

Wayzata, MN, June 14, 2021 – Trean Insurance Group, Inc. (Nasdaq: TIG), a leading provider of products and services to the specialty insurance market, announced today that it is promoting Chief Financial Officer Julie Baron to the new position of President and Chief Operating Officer, and Chief Accounting Officer Nicholas Vassallo to Chief Financial Officer, effective June 23, 2021.

“We are excited to promote both Julie and Nick, who have contributed greatly to our ongoing success and will be well-positioned as we move ahead to add incremental value in their new roles and responsibilities,” stated Andrew M. O’Brien, Chief Executive Officer of Trean. “Julie has proven her strong understanding of all aspects of the insurance industry and her leadership abilities over many years with Trean. As President and COO, she will be able to devote her time completely toward executing on our multiple growth opportunities and long-term strategic objectives.”

Ms. Baron has served as Trean’s CFO since 2015 and Treasurer and Secretary since 2020. Prior to becoming CFO, Ms. Baron served as the Controller for Benchmark, Trean’s wholly-owned subsidiary. Prior to joining Trean, Ms. Baron was Controller for a mortgage broker and title company in the Twin Cities. Ms. Baron holds a B.S. in Accounting from Arizona State University and is a Certified Public Accountant (inactive).

“Since joining Trean, Nick has been instrumental in developing our finance and accounting teams, as well as ensuring the financial stability of our balance sheet and portfolio,” added Mr. O’Brien. “We are confident that Nick will seamlessly transition into the CFO role and continue to be a truly effective leader for our finance team.”

Mr. Vassallo has served as Chief Accounting Officer since 2020. Prior to joining Trean, Mr. Vassallo served in multiple roles for iMedia Brands, Inc., including Chief Accounting Officer and Senior Vice President – Corporate Controller. Mr. Vassallo began his career with Arthur Anderson LLP, where he spent eight years in its audit practice group. Mr. Vassallo holds a B.S. in Accounting from St. John’s University and is a Certified Public Accountant (inactive).

About Trean Insurance Group, Inc.

Trean Insurance Group, Inc. (NASDAQ: TIG) provides products and services to the specialty insurance market. Trean underwrites specialty casualty insurance products both through its program partners and its own managing general agencies. Trean also provides its program partners with a variety of services including issuing carrier services, claims administration and reinsurance brokerage. Trean is licensed to write business across 49 states and the District of Columbia. For more information, please visit www.trean.com.

Contacts

Investor Relations

investor.relations@trean.com

(952) 974-2260

Source: Trean Insurance Group, Inc.

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